Exhibit 99.1

Contact:	Erica McLaughlin Director, Investor Relations (617) 342-6090

CABOT TO DIVEST ITS SUPERMETALS BUSINESS FOR $400 MILLION
Sale provides attractive value for shareholders

BOSTON – Cabot Corp. (NYSE: CBT) has entered into an agreement to sell its Supermetals business to Global Advanced Metals (“GAM”) for a minimum of $400 million in total cash consideration, company officials announced today. The transaction is subject to regulatory approval and is expected to close by the end of the calendar year.

GAM is a global leader in the supply of tantalum ore, a raw material used by the Supermetals business in the manufacture of high-end products to the electronics, aerospace, chemical manufacturing and other industries.

“We are pleased to have reached an agreement with GAM at an attractive value,” said Patrick Prevost, Cabot president and chief executive officer. “While we have repositioned the Supermetals business to be a solid contributor to Cabot over the past two years, we believe that the specialty metals nature of this business does not fit the long-term direction for Cabot. GAM’s integrated business model will enable them to better manage the historical cyclicality of this business. This transaction allows us to focus our resources on growth initiatives in our other businesses as we remain focused on achieving our target of adjusted earnings per share of $4.50 in 2014. In addition, cash proceeds generated from the sale will allow us to pursue potential acquisitions as part of our portfolio management strategy, which we believe will create higher value for our shareholders.”

Over the past eight quarters, the Supermetals business recorded an average quarterly EBITDA of $13 million. The transaction includes an initial cash payment of $175 million when the transaction closes. Additional cash consideration, including contingent payments based on the future performance of the acquired business, will total a minimum of $225 million and be paid within a two-year period. Cabot will maintain its mining operation in Manitoba, Canada where the company mines cesium for its Specialty Fluids Business and tantalum.

Bryan Ellis, GAM chief executive officer said, “The strong position and leading technologies that Cabot has built over many years makes the Supermetals business an excellent fit with our long-term strategy. We believe that this forward integration will create a tantalum focused enterprise with strong future potential.”

Andrew O’Donovan, current general manager and president designate of the Supermetals business stated, “This is an excellent fit for our business, our customers and our employees. We are looking forward to joining the GAM team which has a strategic outlook for the tantalum value chain. We share a common approach to ethical “conflict-free” product sourcing, employee safety and strict environmental responsibility. The integration will allow us to continue to focus on delivering market-leading technologies, product quality and customer service.”

Goldman, Sachs & Co. is the lead advisor for the transaction. Cabot Corp. was also advised by J.P. Morgan.

ABOUT CABOT CORPORATION

Cabot Corporation, headquartered in Boston, Massachusetts, USA, is a global specialty chemical and performance materials company. Cabot’s major products are carbon black, fumed silica, inkjet colorants, aerogel, capacitor materials, and cesium formate drilling fluids. The company’s website is: www.cabot-corp.com.

ABOUT GLOBAL ADVANCED METALS

Global Advanced Metals, headquartered in West Perth, Australia, is a global leading supplier of tantalum ore, which is an essential component of a range of cutting-edge products, particularly in the electronics industry in the production mobile phones, digital cameras, laptops, computer monitors and televisions. The company’s website is: www.globaladvancedmetals.com.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release involving the Company that are not statements of historical fact are forward-looking statements and are subject to risks and uncertainties. For a discussion of the risks and uncertainties that could cause results to differ from those expressed in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.